Exhibit 4.6

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

We are a Delaware corporation and our affairs are governed by our Charter and the DGCL. Pursuant to our Charter, we are authorized to issue 400,000,000 shares of common stock, $0.0001 par value each, including 380,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock, as well as 1,000,000 shares of preferred stock, $0.0001 par value each. The following description summarizes certain terms of our capital stock as set out more particularly in our Charter. Because it is only a summary, it may not contain all the information that is important to you.

Public Units

Each unit has an offering price of $10.00 and consists of one share of Class A Common Stock, one redeemable warrant, and one right. Each right entitles the holder to receive one-tenth (1/10) of a share of Class A Common Stock. A rights holder may exercise its Rights only for a whole number of shares of the Company's Class A Common Stock. As a result, you must have 10 rights to receive one share of common stock. Each whole warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as described in this Annual Report. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of the shares of Company’s Class A Common Stock. This means only a whole Warrant may be exercised at any given time by a warrant holder. The Class A Common Stock, Warrants, and Rights comprising the Units are expected to begin separate trading on the 90th day following the date of our Initial Public Offering unless EarlyBirdCapital informs us of its decision to allow earlier separate trading, subject to our having filed the Current Report on Form 8-K described below and having issued a press release announcing when such separate trading will begin. Once the shares of Class A Common Stock, Warrants, and Rights commence separate trading, holders will have the option to continue to hold Units or separate their Units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the Units into Class A Common Stock, Warrants, and Rights. No fractional Warrants, shares, nor Rights will be issued upon separation of the units and only whole Warrants, shares, and Rights will trade.

In no event will the Class A Common Stock, Warrants, and Rights be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of our Initial Public Offering.

Common Stock

Prior to the date of this Annual Report, there were 2,875,000 shares of Class B Common Stock outstanding, all of which were held of record by our initial stockholders, and 11,700,000 Class A Common Stock outstanding, all of which were held by EarlyBirdCapital.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Prior to our Business Combination, only holders of our Class B Common Stock will have the right to vote on the appointment of directors. Holders of our public shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of a Business Combination, holders of a majority of our Founder Shares may remove a member of the board of directors for any reason. Accordingly, you may not have any say in the management of our company prior to the completion of a Business Combination.

Holders of Class A Common Stock and holders of Class B Common Stock will vote together as a single class on all other matters submitted to a vote of our stockholders except as required by law. Unless specified in our Charter, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our Charter authorizes the issuance of up to 380,000,000 shares of Class A Common Stock, if we were to enter into a Business Combination, we may (depending on the terms of such a Business Combination) be required to increase the number of shares of Class A Common Stock which we are authorized to issue at the same time as our stockholders vote on the business combination to the extent we seek stockholder approval in connection with our Business Combination.

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first fiscal year end following our listing on Nasdaq. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our Business Combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our Business Combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We will provide our public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our Business Combination, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be $10.10 per public share. EarlyBirdCapital, our initial stockholders, sponsor, officers and directors have entered into written agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and public shares they hold in connection with the completion of our Business Combination. Unlike many special purpose acquisition companies that hold stockholder votes and conduct proxy solicitations in conjunction with their Business Combinations and provide for related redemptions of public shares for cash upon completion of such Business Combinations even when a vote is not required by law, if a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to our Charter, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our Business Combination. Our Charter requires these tender offer documents to contain substantially the same financial and other information about our Business Combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law, or we decide to obtain stockholder approval for business or other legal reasons, we will, like many special purpose acquisition companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, we will complete our Business Combination only if a majority of the shares of common stock voted are voted in favor of our Business Combination. However, the participation of our sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this Annual Report), if any, could result in the approval of our Business Combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such Business Combination. For purposes of seeking approval of the majority of our outstanding shares of common stock voted, non-votes will have no effect on the approval of our Business Combination once a quorum is obtained.

If we seek stockholder approval of our Business Combination and we do not conduct redemptions in connection with our Business Combination pursuant to the tender offer rules, our Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to Excess Shares, without our prior consent. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our Business Combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our Business Combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete our Business Combination. And, as a result, such stockholders will continue to hold that number of shares exceeding and, in order to dispose of such shares would be required to sell their shares in open market transactions, potentially at a loss.

If we seek stockholder approval in connection with our Business Combination, our Sponsor, our initial stockholders, officers and directors have agreed to vote any Founder Shares, EBC Founder Shares they hold and any public shares purchased during or after our Initial Public Offering in favor of our Business Combination. As a result, we would need 4,212,501 shares, or approximately 36%, of the 11,700,000 public shares sold in our Initial Public Offering to be voted in favor of a Business Combination in order to have our Business Combination approved. Additionally, each public stockholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction.

Pursuant to our Charter, if we are unable to complete our Business Combination within the Revised Extension Deadline, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event the Company decides to exercise the Extension Option, investors will not have voting rights nor redemption rights in connection with such additional three-month extensions. Our Sponsor and our initial stockholders have entered into agreements with us, pursuant to which they have agreed to waive their Rights to liquidating distributions from the trust account with respect to their Founder Shares and EBC Founder Shares if we fail to complete our Business Combination within the Revised Extension Deadline or any extended period of time that we may have to consummate a Business Combination as a result of an amendment to our Charter. However, if our Sponsor or our initial stockholders or Management Team acquire public shares in or after our Initial Public Offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after a Business Combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we provide our public stockholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, upon the completion of our Business Combination, subject to the limitations described herein.

Founder Shares

The Founder Shares are designated as Class B Common Stock and, except as described below, are identical to the shares of Class A Common Stock included in the units being sold in our Initial Public Offering, and holders of Founder Shares have the same stockholder rights as public stockholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (ii) our initial stockholders, Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Founder Shares and public shares they hold in connection with the completion of our Business Combination, (B) to waive their redemption rights with respect to any Founder Shares and public shares they hold in connection with a stockholder vote to approve an amendment to our Charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated a Business Combination within the Revised Extension Deadline or with respect to any other material provisions relating to stockholders’ rights or pre-Business Combination activity and (C) to waive their Rights to liquidating distributions from the trust account with respect to any Founder Shares they hold if we fail to complete our Business Combination within the Revised Extension Deadline or any extended period of time that we may have to consummate a Business Combination as a result of an amendment to our Charter, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our Business Combination within such time period, and (iii) the Founder Shares are automatically convertible into shares of Class A Common Stock concurrently with or immediately following the consummation of our Business Combination on a one-for-one basis, subject to adjustment as described herein and in our Charter. If we submit our Business Combination to our public stockholders for a vote, our initial stockholders have agreed to vote their Founder Shares and any public shares purchased during or after our Initial Public Offering in favor of our Business Combination.

The Founder Shares will automatically convert into shares of Class A Common Stock concurrently with or immediately following the consummation of our Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in connection with our Business Combination, the number of shares of Class A Common Stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as- converted basis, 20% of the total number of shares of Class A Common Stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A Common Stock by public stockholders and without giving effect to the private placements and the EBC Founder Shares), including the total number of shares of Class A Common Stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or Rights issued or deemed issued, by the company in connection with or in relation to the consummation of the Business Combination, excluding any shares of Class A Common Stock or equity-linked securities or Rights exercisable for or convertible into shares of Class A Common Stock issued, or to be issued, to any seller in the Business Combination and any private placement warrants issued to our sponsor, officers or directors.

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of our Business Combination or (B) subsequent to our Business Combination, (x) if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after our Business Combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors are authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors are able to, without stockholder approval, issue preferred stock with voting and other Rights that could adversely affect the voting power and other Rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in our Initial Public Offering.

Warrants

Each whole Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our Business Combination; provided that we have an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means only a whole Warrant may be exercised at a given time by a warrant holder. The Warrants will expire five years after the completion of our Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a Warrant unless the share of Class A Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such Unit.

We registered the shares of Class A Common Stock issuable upon exercise of the Warrants on a Registration Statement on Form S-1 (File No. 333-265353) because the Warrants will become exercisable 30 days after the completion of its Business Combination, which may be within one year of our Initial Public Offering. However, because the Warrants will be exercisable until their expiration date of up to five years after the completion of our Business Combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of our Business Combination, under the terms of the warrant agreement, we have agreed that, as soon as practicable, but in no event later than 15 business days, after the closing of its Business Combination, we will use our best efforts to file with the SEC a post-effective amendment to the registration statement of which this Annual Report forms a part or a new registration statement covering the registration under the Securities Act of the Class A Common Stock issuable upon exercise of the

Warrants and thereafter will use our best efforts to cause the same to become effective within 60 business days following our Business Combination and to maintain a current prospectus relating to the Class A Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the sixtieth (60th) business day after the closing of our Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A Common Stock are at the time of any exercise of a Warrant no longer listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption

Once the Warrants become exercisable, we may call the Warrants for redemption for cash:

●in whole and not in part;
●at a price of $.01 per Warrant;
●upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
●if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Common Stock and equity-linked securities for capital raising purposes in connection with the closing of our Business Combination as described elsewhere in this Annual Report) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the Warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Common Stock and equity-linked securities for capital raising purposes in connection with the closing of our Business Combination as described elsewhere in this Annual Report) as well as the $11.50 Warrant exercise price after the redemption notice is issued.

Redemption procedures

If we call the Warrants for redemption as described above, our Management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our Management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our Warrants. If our Management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A

Common Stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our Management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants after our Business Combination. If we call our Warrants for redemption and our Management does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Warrants on a cashless basis.

A holder of a Warrant may notify us in writing if it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a share capitalization payable in shares of Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A Rights offering to holders of common stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such Rights offering (or issuable under any other equity securities sold in such Rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) the quotient of (x) the price per share of Class A Common Stock paid in such Rights offering and (y) the fair market value. For these purposes (i) if the Rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such Rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A Common Stock as reported during the five trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such Rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a proposed Business Combination, or (d) in connection with the redemption of our public shares upon our failure to complete our Business Combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in the outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by our Sponsor, initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our Business Combination on the date of the consummation of our Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A Common Stock during the 20 trading day period starting on the trading day after the day on which we consummate our Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the

Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of Warrants” will be adjusted (to the nearest cent) to be equal to 118% of the higher of the Market Value and the Newly Issued Price.

The Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this Annual Report is a part, for a complete description of the terms and conditions applicable to the Warrants. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of our Business Combination. The Private Placement Warrants have terms and provisions that are identical to those of the Warrants being sold as part of the units in our Initial Public Offering, including as to exercise price, exercisability and exercise period.

If holders of Warrants (and Private Placement-equivalent Warrants) elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) of the Class A Common Stock over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the five trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A Common Stock issuable upon exercise of the Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such Warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended Business Combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. The terms of such working capital loans by our sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. In addition, holders of our Private Placement Warrants are entitled to certain registration rights.

Our sponsor and EarlyBirdCapital (and/or its designees) have agreed not to transfer, assign or sell any of the Private Placement Warrants until the date that is 180 days after the date we complete our Business Combination.

Rights

Each holder of a right will automatically receive one-tenth (1/10) of one Class A Common Stock upon consummation of our Business Combination, even if the holder of a public right converted all Class A Common Stock held by him, her, or it in connection with the Business Combination or an amendment to our Charter with respect to our pre-Business Combination activities. No additional consideration will be required to be paid by a holder of Rights in order to receive his, her, or its additional Class A Common Stock upon consummation of a Business Combination. The Class A Common Stock issuable upon exchange of the Rights will be freely tradable (except to the extent held by affiliates of ours).

If we are unable to complete a Business Combination within the required time period, and we liquidate the funds held in the trust account, holders of Rights will not receive any of such funds for their Rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such Rights, and the Rights will expire worthless.

We will not issue fractional shares in connection with an exchange of Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporations Law, and any rounding down and extinguishment may be done with or without any in lieu cash payment or other compensation being made to the holder of the relevant rights. As a result, you must hold Rights in multiples of 10 in order to receive shares for all of your Rights upon closing of a Business Combination.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of our Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our Business Combination. The payment of any cash dividends subsequent to our Business Combination will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent, Rights Agent, and Warrant Agent

The transfer agent for our common stock, rights agent for our Rights, and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, rights agent, and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

Charter

Our Charter contain certain requirements and restrictions that will apply to us until the completion of our Business Combination. These provisions cannot be amended without the approval of the holders of 50.1% of our common stock. Our initial stockholders may participate in any vote to amend our Charter and will have the discretion to vote in any manner they choose. Specifically, our Charter provides, among other things, that:

●If we are unable to complete our Business Combination within the Revised Extension Deadline, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and in all cases subject to the requirements of other applicable law. In the event the Company decides to exercise the Extension Option, investors will not have voting rights nor redemption rights in connection with such additional three-month extensions.;

●Prior to our Business Combination, we may not issue additional securities that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote as a class with our public shares (a) on our Business Combination or (b) to approve an amendment to our Charter to (x) extend the time we have to consummate a Business Combination beyond the Revised Extension Deadline or (y) amend the foregoing provisions;
●Although we do not intend to enter into a Business Combination with a target business that is affiliated with our sponsor, our directors or our executive officers, we are not prohibited from doing so. If we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm which is a member of FINRA or a valuation or appraisal firm that such a Business Combination is fair to our company from a financial point of view;

●If a stockholder vote on our Business Combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our Business Combination which contain substantially the same financial and other information about our Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. Whether or not we maintain our registration under the Exchange Act or our listing on Nasdaq, we will continue to provide our public stockholders with the opportunity to redeem their public shares by one of the two methods listed above;

●So long as we maintain a listing for our securities on Nasdaq, Nasdaq rules require that we must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding taxes payable on interest earned on the trust account) at the time of our signing a definitive agreement in connection with our Business Combination;

●If our stockholders approve an amendment to our Charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our Business Combination within the Revised Extension Deadline, or with respect to any other material provisions relating to stockholders’ rights or pre-Business Combination activity, we provide our public stockholders with the opportunity to redeem all or a portion of their Class A Common Stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein; and

●We will not effectuate our Business Combination with another blank check company or a similar company with nominal operations.

In addition, our Charter provides that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Certain Anti-Takeover Provisions of Delaware Law and our Charter and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers upon completion of our Initial Public Offering. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●an affiliate of an interested stockholder; or

●an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●our board of directors approves the transaction that made the stockholder an “interested stockholder;”

●prior to the date of the transaction;
●after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●on or subsequent to the date of the transaction, the Business Combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Charter provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our Charter requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our Charter or bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Charter. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our Class B Common Stock.

Classified Board of Directors

Our board of directors are divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms (except for those directors that were appointed prior to our first annual meeting of stockholders). Our Charter provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Class B Common Stock Consent Right

For so long as any shares of Class B Common Stock remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of our certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted.

Securities Eligible for Future Sale

Immediately after our Initial Public Offering we had 14,575,000 shares of common stock outstanding. Of these shares, the shares of Class A Common Stock sold in our Initial Public Offering, 11,500,000 shares, were freely tradable without restriction or further registration under the Securities Act, except for any Class A Common Stock purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. On March 22, 2023, the stockholders of record were provided the opportunity to exercise their redemption rights in connection with a special meeting. A total of 7,391,973 shares of Class A common stock were redeemed at the special meeting, leaving a total of 4,108,027 shares of Class A common stock outstanding. All of the outstanding (i) 2,875,000 Founder Shares, (ii) 5,000,000 Private Placement Warrants and the securities underlying the Private Placement Warrants, and (iii) 200,000 EBC Founder Shares, will be restricted securities under Rule 144, in that they were issued in private transactions not involving our Initial Public Offering.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares, Rights, or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

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Persons who have beneficially owned restricted shares, Rights, or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three- month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding, which was equal 145,750 shares after the Initial Public Offering Closed; or

•	the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their Founder Shares, Private Placement Warrants, and the securities underlying the foregoing, as applicable, pursuant to Rule 144 without registration one year after we have completed our Business Combination.

Registration Rights

The holders of the Founder Shares (and any shares of Class A Common Stock issuable upon conversion of the Founder Shares), Private Placement Warrants (and any shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants) are entitled to registration rights pursuant to a registration rights agreement that requires us to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, on the earlier of (A) one year after the completion of our Business Combination or (B) subsequent to our Business Combination, (x) if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after our Business Combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property and (ii) in the case of the Private Placement Warrants and the respective Class A Common Stock underlying such Warrants, 30 days after the completion of our Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, our initial stockholders may not exercise its demand and “piggyback” registration rights after five and seven years after the effective date of the registration statement of which this Annual Report forms a part and may not exercise its demand rights on more than one occasion. We will bear the expenses incurred in connection with the filing of any such registration statements.

Listing of Securities

Our Units, Class A Common Stock, Warrants, and Rights are listed on Nasdaq under the symbol “RFACU,” “RFAC,” “RFACW,” and “RFACR,” respectively.